Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bridgeline Digital, Inc. on Form S-3 of our report dated December 28, 2018, with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 30, 2018 and 2017 and for the years ended September 30, 2018 and 2017 appearing in the Annual Report on Form 10-K of Bridgeline Digital, Inc. for the year ended September 30, 2018.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum LLP
Boston, MA
April 11, 2019